Exhibit 99.1

June 7, 2021

Subject:	Launch of China California Express (CCX), Seasonal Expedited Service to Oakland

Dear Matson Customer,

We are pleased to announce the introduction of our new China-California Express (CCX), Matson’s third expedited Transpacific service, commencing July 27 from Ningbo. The CCX is designed to provide truly expedited service into Northern California during this period of extraordinary demand, while also supplementing Matson’s capacity into Long Beach.

Like our industry leading CLX and CLX+ services, CCX is fast, reliable, and offers many of the same great service features that make Matson unique. Highlights of the CCX service:

-	Ningbo-Shanghai-Oakland-Long Beach-Honolulu-Ningbo routing
-	Service will depart 3 of every 5 weeks from China
-	Direct Shanghai to Oakland with 12-day ocean transit time; Ningbo to Oakland in 14 days
-	Oakland first port call at Matson’s exclusive use terminal. This is the only exclusive use terminal in Oakland.
-	Fast cargo availability
-	Cargo available at Shippers Transport Express (Oakland) or at our Oakland terminal. These facilities will offer the fastest turn times in the industry
-	Chassis will be provided (trucker to pay a daily fee) unless flip to own wheels requested

Long Beach destined freight on CCX will receive:

-	Shanghai to Long Beach with 15-day ocean transit time; Ningbo to Long Beach in 17 days
-	Berth priority at our exclusive use terminal in Long Beach
-	Next day cargo availability at Shippers Transport Express (same as CLX and CLX+)
-	Industry leading turn times

All CCX customers will also receive the same world-class customer service from Matson staff in China and the United States.

The new CCX expedited service will commence with Mokihana 420E on July 27 and is scheduled to operate until Lunar New Year 2022.

We look forward to serving your expedited cargo needs – now with three industry leading Transpacific services.

Thank you for shipping with Matson.